EXHIBIT 21

SUBSIDIARIES

Name of Subsidiary	State of Incorporation

Granite City – Arkansas, Inc.	Arkansas

Granite City of Kansas Ltd.	Kansas

Granite City – Wichita, Inc.	Kansas

Granite City – Olathe, Inc.	Kansas

Granite City – West Wichita, Inc.	Kansas

Granite City – Orland Park, Inc.	Illinois

Granite City – Rockford, Inc.	Illinois

Granite City – Peoria, Inc.	Illinois

Granite City – Naperville, Inc.	Illinois

Granite City – Madison, Inc.	Wisconsin

All subsidiaries operate under the name “Granite City Food & Brewery.”